Exhibit 99.4

Customer Letter (to Engility customers)

Dear INSERT,

As you are an important customer of Engility, I want to share an exciting milestone for our company. Today we announced that we have entered into an agreement under which Engility will acquire privately-held TASC, a leading professional services provider to the national security and public safety markets. This transaction will build on the strengths of each company to create a leading government services provider. We are confident that this combination will deliver important benefits for our stakeholders.

For those of you unfamiliar with TASC, the company was founded in 1966 and is a leading provider of enterprise systems engineering, mission-enabling architectures and value-based solutions for the national security and public safety markets. TASC is a well-known prime contractor with approximately 4,000 employees and a substantial presence in the Intelligence Community, Space and other markets that are important to our customers. Drawing upon extensive domain knowledge, subject-matter expertise and technical resources, TASC delivers the strategic and tactical insight needed to help customers meet their most complex national security challenges.

The transaction combines two highly complementary businesses to form an entity with the scale and diversity of offerings to deliver enhanced services and provide an even more comprehensive suite of high-quality offerings to meet your evolving mission and affordability requirements. While we intend to maintain the Engility brand, we plan to go to market leveraging TASC’s record of success as well. TASC’s well-recognized technical capabilities complement Engility’s low-cost differentiation and we will be positioned to provide affordable high quality services to our expanded customer base.

Following the close of the transaction, which we expect to occur in the first quarter of 2015, we will have a collective workforce of approximately 11,000 highly-skilled employees, who all share a commitment to providing exceptional services. With access to greater talent and capabilities, we are confident that together, we will be even better equipped to serve you. In addition, we expect to deliver future savings on work under cost plus contracts given the savings that the combined company expects to realize as it distributes infrastructure costs over a larger revenue base.

It is important to note that until the close of this transaction, Engility and TASC will continue to operate as independent companies, and it will remain business as usual for Engility. You can continue to rely on our industry-leading services and our relationship with you will not change. Given the complementary nature of our businesses, we expect integration, post-close, to be a smooth process. From a leadership perspective, I will continue to serve as the combined company’s President and CEO, and John Hynes, CEO of TASC, will serve as Chief Operating Officer.

This exciting next step will help us build on our industry leadership and best-in-class business model, and we hope you share our enthusiasm for the future.

We appreciate your business and remain as focused as ever on providing you with the services you have come to expect from Engility. If you have any questions, please do not hesitate to reach out to your regular Engility contact.

Thank you for your continued support.

Best regards,

Tony

ADDITIONAL INFORMATION FOR STOCKHOLDERS

In connection with the proposed merger, Engility Holdings (“Engility”) will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy/consent solicitation statement of Engility and TASC Parent Corporation (“TASC”) and a prospectus of Engility, as well as other relevant documents concerning the proposed transaction. Engility will mail the definitive joint proxy/consent solicitation statement/prospectus to the Engility and TASC stockholders. STOCKHOLDERS OF ENGILITY AND TASC ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY/CONSENT SOLICITATION STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy/consent solicitation statement/prospectus (when available) and other filings containing information about Engility at the SEC’s website at www.sec.gov. The joint proxy/consent solicitation statement/prospectus (when available) and the other filings may also be obtained free of charge at Engility’s website at www.Engilitycorp.com under the tab “Investor Relations,” and then under the heading “SEC Filings.”

Engility, TASC and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Engility stockholders in connection with the proposed merger. Information about the directors and executive officers of Engility and their ownership of Engility common stock is set forth in the proxy statement for Engility’s 2014 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 11, 2014.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy/consent solicitation statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraphs.

NO OFFERS OR SOLICITATIONS

This announcement is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.